Filed with the Securities and Exchange Commission on July 22, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chiquita Brands International, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	04-1923360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of principal executive offices) (Zip code)

CHIQUITA STOCK AND INCENTIVE PLAN

(Full title of the plan)

James E. Thompson, Esq.

Senior Vice President, General Counsel and Secretary

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

(513) 784-8000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
Common Stock, $0.01 par value	1,100,000	$12.07	$13,277,000	$946.65

[1]	The securities to be registered include options and rights to acquire Common Stock.
[2]

This registration statement also covers such indeterminable number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares pursuant to the antidilution provisions of the plan.

[3]

The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on July 20, 2010, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note: This registration statement on Form S-8 registers an additional 1,100,000 shares of the Common Stock of Chiquita Brands International, Inc. which may be issued pursuant to the Chiquita Stock and Incentive Plan (the “Plan”). Previous registration statements on Form S-8 registered 5,925,926 shares (File No. 333-88514) and 3,500,000 shares (File No. 333-135522) of Common Stock under the Plan. The contents of those registration statements are incorporated herein by reference except to the extent that an Item is restated below.

Item 5.	Interests of Named Experts and Counsel

No longer applicable.

Item 8.	Exhibits

4	Chiquita Stock and Incentive Plan as amended through March 31, 2010, incorporated by reference to Appendix A to definitive Proxy Statement of Chiquita Brands International, Inc. for Annual Meeting of Shareholders held May 27, 2010, included as part of Schedule 14A filed on April 13, 2010.

5	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (included on signature page)

SIGNATURE

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio as of the 22nd day of July, 2010.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Fernando Aguirre
Fernando Aguirre,
Chairman of the Board, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael B. Sims and James E. Thompson and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of July 22, 2010.

Signature	Title

/s/ Fernando Aguirre Fernando Aguirre	Chairman of the Board, President, and Chief Executive Officer

/s/ Michael B. Sims Michael B. Sims	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Lori A. Ritchey Lori A. Ritchey	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Kerrii B. Anderson Kerrii B. Anderson	Director

/s/ Howard W. Barker, Jr. Howard W. Barker, Jr.	Director

/s/ William H. Camp William H. Camp	Director

/s/ Robert W. Fisher Robert W. Fisher	Director

/s/ Dr. Clare M. Hasler Dr. Clare M. Hasler	Director

/s/ Durk I. Jager Durk I. Jager	Director

/s/ Jaime Serra Jaime Serra	Director

/s/ Steven P. Stanbrook Steven P. Stanbrook	Director